Exhibit 3.1

RESTATED

CERTIFICATE OF FORMATION

OF

DAWSON GEOPHYSICAL COMPANY

February 9, 2015

Dawson Geophysical Company (the “Corporation”), pursuant to the provisions of Section 21.056 of the Texas Business Organizations Code (the “Code”), hereby adopts this Restated Certificate of Formation (this “Restated Certificate of Formation”), which completely supersedes and replaces the Corporation’s Second Restated Articles of Incorporation filed with the Texas Secretary of State on May 15, 2006, as restated (the “Certificate of Formation”).

1.              The name of the Corporation as currently shown in the records of the Texas Secretary of State is “DAWSON GEOPHYSICAL COMPANY.”  The file number issued to the Corporation by the Secretary of State is 12902300.  The date of formation of the Corporation is November 4, 1955.

2.              The Corporation is a Texas for-profit corporation.

3.              This Restated Certificate of Formation makes new amendments to the Certificate of Formation.  The following is an identification by reference or description of the provisions of the Certificate of Formation which have been amended: (i) Article One is amended to change the Corporation’s name to “DAWSON OPERATING COMPANY,” (ii) various articles are amended to conform terms and references specified by the Texas Business Organizations Code, (iii) Article Two, which previously identified the duration of the Corporation, now identifies the entity type, (iv) paragraph (c) of Article Four has been changed to reflect that the stock split described therein occurred in the past and (v) Article Six is updated with respect to the identification of the current members of the Board of Directors.

4.              Each new amendment has been made in accordance with the provisions of the Code. The amendments to the Certificate of Formation and the Restated Certificate of Formation have been approved in the manner required by the Code and the governing documents of the Corporation.

5.              The Restated Certificate of Formation, which is attached to this form, accurately states the text of the Certificate of Formation being restated and each amendment to the Certificate of Formation that is in effect, as further amended by this Restated Certificate of Formation. The attached Restated Certificate of Formation does not contain any other change in the Certificate of Formation being restated except for the information permitted to be omitted under Section 3.059(b) of the Code and as set forth in paragraph 3 above.

6.              The text of the Certificate of Formation being restated and amended by this Restated Certificate of Formation are hereby completely superseded and replaced with the following:

ARTICLE ONE

The name of the corporation is DAWSON OPERATING COMPANY.

ARTICLE TWO

The corporation is organized as a for-profit corporation under the Texas Business Organizations Code.

ARTICLE THREE

The purposes for which this corporation is organized are:

To engage in any lawful activity or business and to promote and conduct any legitimate object of purpose or purposes permitted under the laws of the State of Texas, and to enable the corporation to accomplish such purposes, the corporation shall have and possess and exercise all of the rights, powers and privileges granted to or conferred upon corporations by the Texas Business Organizations Code or by any other law of the State of Texas or by this Restated Certificate of Formation, together with all other rights, powers and privileges incident thereto that shall or may be necessary or convenient to the conduct of such activities and business and the achievement of such purposes.

ARTICLE FOUR

The total number of shares of stock which the corporation shall have authority to issue is fifty-five million (55,000,000) divided into two classes:

(a) One class designated as common stock shall consist of Fifty Million (50,000,000) shares having a par value of Thirty-Three and One/third Cents ($0.33-1/3) per share; and the other class designated as preferred shares shall consist of Five Million (5,000,000) shares having a par value of One Dollar ($1.00) per share.

(b) The preferences, qualifications, limitations, restrictions in the special or relative right in respect to the shares are as follows:

(1) Shares of Preferred Stock may be issued from time to time in one or more series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority as so to do which is hereby vested in the Board of Directors.

(2) Each series of Preferred Stock:

(a) may have such number of shares;

(b) may not have voting powers without the prior approval of the holders of a majority of the Common Stock except when dividends are in arrears for twelve (12) months;

(c) may be subject to redemption at such time or times and at such prices;

(d) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or series of stock;

(e) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation;

(f) may be made convertible at not less than book value into, or exchangeable for, shares of any other class or classes (except a class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation) or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments without the approval of the holders of a majority of the Common Stock;

(g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(h) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of any outstanding stock of the corporation; and

(i) may have such other relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

(3) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

(4) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

(c) Effective as of May 15, 2006 (referred to as the “Effective Date”), each of the 80,580 shares of common stock of the corporation outstanding prior to the Effective Date, having a par value of Ten Dollars ($10.00) per share, were made equal to and changed into thirty (30) fully paid and nonassessable shares of common stock of the corporation having a par value of Thirty-Three and One/third Cents ($0.33-1/3) per share (the “Stock Split”), and were authorized to be issued under the Certificate of Formation, as previously amended. Certificates for shares of common stock having a par value of Thirty-Three and One/third Cents ($0.33-1/3) per share were issued in place and upon surrender of certificates of shares of the previously issued common stock having a par value of $10.00 per share. As of the Effective Date and thereafter, a certificate representing shares of common stock prior to the Stock Split were deemed to represent the number of new shares into which the old shares were convertible.

No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bond or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

A cumulative voting by the stockholders of the corporation at any election for directors is expressly prohibited. The shareholders entitled to vote for directors in such election shall be entitled to cast one vote per directorship for each share held, and no more.

ARTICLE FIVE

The corporation will not commence business until it has received for issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received, which sum is not less than One Thousand ($1,000.00).

ARTICLE SIX

The post office address of its registered agent is 508 W. Wall, Suite 800, Midland, Texas, and the name of its registered agent at such address is Stephen C. Jumper. The Board of Directors consists of six directors.  The post office address of each director is 508 W. Wall, Suite 800, Midland, Texas, and the name of the persons serving as directors of the corporation at the time of the filing of this

Restated Certificate of Formation and who shall serve until their successors shall be chosen and shall qualify are: Stephen C. Jumper, Craig W. Cooper, Gary M. Hoover, Ph.D., Mark Vander Ploeg, Ted R. North, and Tim C. Thompson.

ARTICLE SEVEN

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director, except for liability for (i) a breach of a director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the corporation, then the liability of a director of the corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by such laws. Any repeal or modification of this Article Seven by the shareholders of the corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to events or circumstances occurring or existing prior to such time.

[Signature Page to Follow]

This Restated Certificate of Formation becomes effective at 4:01 p.m., Central Time, on February 11, 2015.

DAWSON OPERATING COMPANY

By:	/s/ Stephen C. Jumper
Name: Stephen C. Jumper
Title: President and Chief Executive Officer